EXHIBIT 23.3

KPMG LLP Chartered Accountants 200-205 5 Avenue SW Calgary AB T2P 4B9	Telephone (403) 691-8000 Fax (403) 691-8008 Internet www.kpmg.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
QSound Labs, Inc.

We consent to the use of our report dated February 25, 2005, with respect to the consolidated balance sheets of QSound Labs, Inc. as at December 31, 2004 and 2003, and the related consolidated statements of operations and deficit and cash flows for each of the years in the three year period ended December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus. Our report refers to a change to the method of accounting for stock-based compensation.

Chartered Accountants
Calgary, Canada
April 28, 2006

KPMG LLP, a Canadian owned limited liability partnership, is the Canadian member firm of KPMG International, a Swiss association